Exhibit 10.19

CVS HEALTH CORPORATION

DEFERRED COMPENSATION PLAN

Amended and Restated Effective November 1, 2016

CVS HEALTH CORPORATION

Deferred Compensation Plan

Page
ARTICLE I – INTRODUCTION    1
1.1Name of Plan.    1
1.2Purpose of Plan.    1
1.3“Top Hat” Pension Benefit Plan.    1
1.4Funding.    1
1.5Effective Date.    1
1.6Administration.    1
1.7Number and Gender.    1
1.8Headings.    1
ARTICLE II – DEFINITIONS    2
2.1Account.    2
2.2Affiliate.    2
2.3Annual Cash Incentive.    2
2.4Annual Cash Incentive Deferral.    2
2.5Base Salary.    2
2.6Base Salary Deferral.    2
2.7Beneficiary.    2
2.8Board.    3
2.9Change in Control.    3
2.10Code.    3
2.11Commissions.    3
2.12Commissions Deferral.    3
2.13Committee.    3
2.14Company Account.    3
2.15Company Contribution.    3
2.16CVS Caremark Retention Payment.    3

2.17Deferrals.    4
2.18Deferral Account.    4
2.19Deferred Compensation Election.    4
2.20Disability.    4
2.21Distribution Date.    4
2.22Effective Date.    4
2.23Elective Deferrals.    4
2.24Eligible Executive.    4
2.25Employee.    4
2.26ERISA.    4
2.27Executive.    4
2.28Future Fund.    5
2.29Grandfathered Company Account.    5
2.30Grandfathered Deferral Account.    5
2.31Lost Matching Contributions.    5
2.32Participant.    5
2.33Plan Administrator.    5
2.34Plan Year.    5
2.35Qualified Future Fund Matching Contribution.    5
2.36Retirement.    5
2.37Specified Employee.    5
2.38Specific Future Year.    5
2.39Termination of Employment.    6
2.40Universal 409A Definition Document.    6
2.41Valuation Date.    6
2.42Year of Service.    6
ARTICLE III – ELIGIBILITY AND PARTICIPATION    7
3.1Eligibility.    7
3.2Commencement of Participation.    7
3.3Termination of Participation.    7
ARTICLE IV – DEFERRALS & COMPANY CONTRIBUTIONS    8
4.1Deferrals.    8
4.2Filing Requirements of Deferred Compensation Elections.    8
4.3Modification or Revocation of Election by Participant.    9
4.4Company Contributions and Other Deferrals.    10
4.5Deferral and Contribution Timing.    11

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ARTICLE V – ACCOUNTS    12
5.1Establishment of Bookkeeping Accounts.    12
5.2Subaccounts.    12
5.3Hypothetical Nature of Accounts.    12
5.4Vesting.    12
5.5Deferral Crediting Options.    12
5.6Hypothetical Gains or Losses.    13
ARTICLE VI – DISTRIBUTION OF ACCOUNT    14
6.1Distribution Elections – Timing of Payment.    14
6.2Disability Distributions.    14
6.3Distributions in the Event of Death.    14
6.4Distributions Upon Termination of Employment Other Than Retirement, Death or Disability.    15
6.5Change in Control.    15
6.6Form of Payment.    15
6.7Change of Distribution Election.    16
6.8Account Valuation upon a Distribution.    17
6.9Designation of Beneficiary.    17
6.10Unclaimed Account.    17
6.11Hardship Withdrawals.    17
6.12Distribution of Grandfathered Deferral Account and the Grandfathered Company Account.    18
ARTICLE VII – ADMINISTRATION    19
7.1Plan Administrator.    19
7.2General Powers of Administration.    19
7.3Costs of Administration.    19
7.4Indemnification of Plan Administrator.    19
7.5409A Compliance.    20
ARTICLE VIII – CLAIMS PROCEDURE    21
8.1Claims.    21
8.2Claim Decision.    21
8.3Request for Review/Appeal.    21
8.4Review of Decision.    21
8.5Time Limit for Bringing Legal Action.    21
ARTICLE IX – MISCELLANEOUS    22
9.1Not Contract of Employment.    22
9.2Non-Assignability of Benefits.    22
9.3Withholding and Deduction and Taxes.    22
9.4Amendment and Termination.    22

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9.5Compliance with Securities and Other Laws.    23
9.6No Trust Created.    23
9.7Unsecured General Creditor Status of Employee.    23
9.8Limitation.    23
9.9Payment to Minors and Incompetents.    23
9.10Acceleration of or Delay in Payments.    24
9.11Severability.    24
9.12Governing Laws.    24
9.13Binding Effect.    24
APPENDIX A – PROVISIONS APPLICABLE TO A PARTICIPANT’S GRANDFATHERED DEFERRAL ACCOUNT AND GRANDFATHERED COMPANY ACCOUNT    25
APPENDIX B – PROVISIONS APPLICABLE TO A PARTICIPANT’S ACCOUNT TRANSFERRED FROM THE LONGS DRUG STORES CORPORATION DEFERRED COMPENSATION PLAN
OF 1995                                             26
APPENDIX C – PROVISIONS APPLICABLE TO A PARTICIPANT’S ACCOUNT UNDER THE OMNICARE, INC. DEFERRED COMPENSATION PLAN                     27

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ARTICLE I– INTRODUCTION

1.1	Name of Plan.
CVS Health Corporation (the “Company”) hereby adopts the CVS Health Deferred Compensation Plan as amended and restated as of November 1, 2016 (the “Plan”).

1.2	Purpose of Plan.
The purpose of the Plan is to provide certain eligible employees of the Company or an Affiliate authorized by the Committee to participate in the Plan the opportunity to defer elements of his or her compensation which might not otherwise be deferrable under other plans maintained by the Company or an Affiliate and to make deferrals and receive contributions that would be obtainable under the 401(k) and Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies (“Future Fund”) in the absence of certain restrictions and limitations in the Internal Revenue Code.

1.3	“Top Hat” Pension Benefit Plan.
The Plan is an “employee pension benefit plan” within the meaning of ERISA. However, the Plan is unfunded and maintained for a select group of management or highly compensated employees and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is not intended to qualify under Section 401(a) of the Code.

1.4	Funding.
The Plan is unfunded. All benefits will be paid from the general assets of the Company. Participants in the Plan shall have the status of general unsecured creditors of the Company.

1.5	Effective Date.
The Plan was originally effective as of January 1, 1997, and amended and restated in its entirety effective as of December 31, 2008, to comply with the provisions of Section 409A of the Internal Revenue Code and regulations promulgated thereunder and as of December 17, 2014 and October 1, 2015 to reflect certain design and administrative changes desired by the Company.

1.6	Administration.
The Plan shall be administered by the Deferred Compensation Plans Committee, as defined in Article VII.

1.7	Number and Gender.
Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender. The feminine gender, where appearing in the Plan, shall be deemed to include the masculine gender.

1.8	Headings.
The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II– DEFINITIONS
For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

2.1	Account.
The Company Account, Deferral Account, Grandfathered Company Account, and the Grandfathered Deferral Account maintained by the Company on behalf of each Participant pursuant to the Plan.

2.2	Affiliate.
A subsidiary of the Company, as defined in the Company’s Universal 409A Definition Document.

2.3	Annual Cash Incentive.
The amount awarded to a Participant in cash for a Plan Year under a regular (annual) incentive plan (other than an exceptional performance award program or a one-time incentive plan or program) maintained by the Company or an Affiliate, and any other amount otherwise included in Annual Cash Incentive for purposes of the Plan under rules as are adopted by the Committee.
Effective January 1, 2015, Operation Production Incentives shall be excluded from the definition of Annual Cash Incentive.

2.4	Annual Cash Incentive Deferral.
The amount of a Participant’s Annual Cash Incentive which a Participant elects to have withheld on a pre-tax basis from his or her Annual Cash Incentive and credited to his or her Deferral Account pursuant to the Plan.

2.5	Base Salary.
The base rate of cash compensation paid by the Company or an Affiliate to or for the benefit of a Participant for services rendered or labor performed while a Participant, including deferrals pursuant to the Plan and any pre-tax contribution to be made on the Participant’s behalf to any qualified plan maintained by the Company or an Affiliate pursuant to a cash or deferred arrangement maintained by the Company or an Affiliate (as defined under Section 401(k) of the Code) or under any cafeteria plan (as defined under Section 125 of the Code) or under a qualified transportation fringe (as defined under Section 132(f) of the Code). Base Salary shall exclude any overtime, premium pay, shift differentials, bonuses, commissions or any other form of supplemental cash compensation, except to the extent otherwise deemed “Base Salary” for purposes of the Plan under rules as are adopted by the Committee.

2.6	Base Salary Deferral.
The amount of a Participant’s Base Salary which the Participant elects to have withheld on a pre-tax basis from his or her Base Salary and credited to his or her Deferral Account pursuant to the Plan.

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2.7	Beneficiary.
The person or persons (which may include trusts) designated in writing (either by hand or electronic submission) by the Participant on the beneficiary designation form prescribed by the Plan Administrator to receive the amounts, if any, payable under the Plan upon the death of the Participant. In the absence of such written designation by the Participant, the Beneficiary shall mean, in the following order, the Participant’s spouse, if any; the person named as the Participant’s beneficiary under the Company’s life insurance program; or the Participant’s estate.

2.8	Board.
The Board of Directors of the Company.

2.9	Change in Control.
“Change in Control” as such term is defined in the Universal 409A Definition Document.

2.10	Code.
The Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

2.11	Commissions.
The amount of a Participant’s sales commissions or other commissions payable under a sales commissions or other commissions plan maintained by the Company or an Affiliate. (Sales commissions for purposes of the Plan shall mean sales commissions as defined in Treas. Reg. Section 1.409A-2(a)(12)(i) and any subsequent guidance and such sales commissions are considered to be earned in the taxable year of the Participant in which the sale is completed.)

2.12	Commissions Deferral.
The amount of a Participant’s Commissions that a Participant elects to have withheld on a pre-tax basis from his or her Commissions and credited to his or her Deferral Account pursuant to the Plan.

2.13	Committee.
The Management Planning and Development Committee of the Board of Directors of the Company or any other directors of the Company designated as the Committee.

2.14	Company Account.
The bookkeeping account (or subaccount(s) thereof) maintained for each Participant to record the amount of Company Contributions that are either (i) credited on his or her behalf under Section 4.4 on or after January 1, 2005 or (ii) were credited on his or her behalf under Section 4.4 prior to January 1, 2005, but became vested on or after January 1, 2005, as adjusted pursuant to Section 5.6.

2.15	Company Contribution.
The amount, as determined by the Company on an annual basis based on the provisions of the Plan, which is credited on the Participant’s behalf by the Company to his or her Company Account pursuant to the provisions of Section 4.4(a) of the Plan.

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2.16	CVS Caremark Retention Payment.
The amount granted to an Eligible Executive, as defined in and provided for under the provisions of the employment term sheet agreement entered into between the Company or an Affiliate and said Eligible Executive, as a former employee of Caremark Rx, Inc., in connection with the merger involving Caremark, Rx, Inc. and the Company.

2.17	Deferrals.
The amount of deferrals credited to a Participant pursuant to Section 4.1.

2.18	Deferral Account.
The bookkeeping account (or subaccount(s) thereof) maintained for each Participant to record any and all deferrals made under the Plan.

2.19	Deferred Compensation Election.
The written election (either by hand or electronic submission) including any amendments, attachments and appendices thereto as prescribed by the Plan Administrator, regardless of how it may be titled, under which the Participant agrees to defer a portion of his or her Base Salary and/or Annual Cash Incentive or Commissions under the Plan (or any other cash remuneration payable to a Participant that he or she may elect to defer under the provisions of the Plan, including but not limited to awards under the Company’s Long Term Incentive Plan (LTIP). This election as to deferral and the related form and timing of distribution is made by the Participant and constitutes the agreement entered into between the Company and a Participant for participation in the Plan. The Participant elects the terms of his or her deferral pursuant to the provisions of this Plan and the administrative procedures established by the Plan Administrator.

2.20	Disability.
“Disability” as defined in the Company’s Long-Term Disability Plan.

2.21	Distribution Date.
The date on which a Participant’s distribution is scheduled to be paid with respect to his or her Account under the Plan pursuant to his or her Deferred Compensation Election, which date shall take into account any processing period.

2.22	Effective Date.
January 1, 1997.

2.23	Elective Deferrals.
Elective Deferrals as defined in Section 3.02 of Future Fund.

2.24	Eligible Executive.
An Executive who is eligible to participate in the Plan as provided in Section 3.1(a).

2.25	Employee.
Any common-law full-time salaried exempt employee of the Company or an Affiliate who has been authorized by the Committee to participate in the Plan.

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2.26ERISA.
The Employee Retirement Income Security Act of 1974, as amended.

2.27	Executive.
An Employee whose Base Salary (determined on the basis of a maximum forty (40) hour work week) equals or exceeds $150,000 (as adjusted from time to time by the Committee).

2.28	Future Fund.
The 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies.

2.29	Grandfathered Company Account.
The bookkeeping account (or subaccount(s)) maintained for each Participant to record the amount of Company Contributions credited on a Participant’s behalf under Section 4.4, which were vested as of December 31, 2004, adjusted as provided in Section 5.6.

2.30	Grandfathered Deferral Account.
The bookkeeping account (or subaccount(s)) maintained for each Participant to record (i) the amount of Base Salary and/or Annual Cash Incentive or Commissions deferred in accordance with Section 4.1, (ii) the amount of LTIP deferrals deferred in accordance with Section 4.4, and/or (iii) the amount of cash retention award deferrals deferred in accordance with Section 4.4, as of December 31, 2004, adjusted pursuant to Section 5.6.

2.31	Lost Matching Contributions.
The amounts credited on a Participant’s behalf to his or her Company Account pursuant to the provisions of Section 4.4(a).

2.32	Participant.
Each Eligible Executive participating in the Plan as set forth in Section 3.2.

2.33	Plan Administrator.
The Deferred Compensation Plans Committee appointed pursuant to Section 7.1 to administer the Plan.

2.34	Plan Year.
A calendar year ending on December 31.

2.35	Qualified Future Fund Matching Contribution.
The total of all matching contributions made (or that would have been made) by the Company or an Affiliate with respect to a Plan Year for the benefit of a Participant under and in accordance with the terms of Future Fund.

2.36	Retirement.
Termination of Employment with the Company and all Affiliates on or after (i) age fifty-five (55) and the completion of ten (10) or more Years of Service or, if earlier, (ii) age sixty (60) and the completion of five (5) or more Years of Service.

2.37	Specified Employee.
“Specified Employee” as such term is defined in the Universal 409A Definition Document.

2.38	Specific Future Year.
A calendar year in the future elected by a Participant with respect to the distribution of his or her Account(s) (or subaccount(s) thereof) pursuant to the Plan.

2.39	Termination of Employment.
“Termination of employment” as such term is defined in the Universal 409A Definition Document.

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2.40	Universal 409A Definition Document.
The document developed by the Company for the purpose of defining terms relating to benefits or amounts in all plans covered by Section 409A of the Code and sponsored by the Company or any Affiliate.

2.41	Valuation Date.
The date on which an Account is valued under the Plan, as determined by the Committee, by reference to the New York Stock Exchange.

2.42	Year of Service.
Vesting Service as defined in Future Fund.

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ARTICLE III– ELIGIBILITY AND PARTICIPATION

3.1	Eligibility.

(a)
An Employee who is an Executive on October 1st of a calendar year (or such other date in the calendar year as designated by the Committee) shall be eligible to participate in the Plan. The Committee may, in its sole discretion, designate other key employees of the Company or an Affiliate who are members of a select group of management or highly compensated employees as eligible to participate in the Plan.

(b)	Notwithstanding any Plan provision to the contrary, Employees must also be subject to the income tax laws of the United States in order to be eligible for participation in the Plan.

(c)
Subject to the provisions of Sections 3.3 and Section 4.1, an Eligible Executive shall remain eligible to continue participation in the Plan for each Plan Year following his or her initial year of participation in the Plan.

3.2	Commencement of Participation.
An Eligible Executive shall become a Participant effective as of the date that the Eligible Executive’s first Deferred Compensation Election becomes effective, provided that the Eligible Executive has provided such information as the Plan Administrator deems necessary to properly administer the Plan.

3.3	Termination of Participation.

(a)	Participation shall cease when the benefits that have been credited to a Participant’s Deferral Account have been distributed to him or her.

(b)	Subject to the provisions of Section 4.3(c), a Participant shall only be eligible to make Deferrals under the Plan for as long as he or she remains an Eligible Executive.

(c)
If a former Participant who has incurred a Termination of Employment with the Company and all Affiliates and whose participation in the Plan ceased under Section 3.3(a) is reemployed as an Executive, the former Participant may again become eligible to participate in accordance with the provisions of Section 3.1(a).

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ARTICLE IV– DEFERRALS & COMPANY CONTRIBUTIONS

4.1	Deferrals.

(a)
Subject to the following provisions of this Article IV, an Eligible Executive may defer for any Plan Year, (i) up to fifty percent (50%) of Base Salary otherwise earned and payable in that Plan Year, and/or (ii) up to one hundred percent (100%) of Annual Cash Incentive otherwise earned in that Plan Year and payable in that Plan Year or in the first calendar quarter of the following Plan Year, and/or (iii) up to one hundred percent (100%) of Commissions otherwise earned in that Plan Year and payable in that Plan Year or in the first calendar quarter of the following Plan Year. The Plan Administrator may, as it deems appropriate, establish maximum or minimum limits on the amounts which may be deferred for a Plan Year and/or the times of such Deferred Compensation Elections. An Eligible Executive shall be given advance notice of any such limits. Notwithstanding anything in the Plan to the contrary, a previously submitted Participant’s Deferred Compensation Election (with respect to Base Salary, Annual Cash Incentive and/or Commissions) shall be disregarded following the Participant’s Termination of Employment.

(b)
Deferrals under the Plan shall be calculated with respect to the gross cash compensation payable to the Participant prior to any deductions (e.g., 401(k) deferrals) or withholdings. However, the Deferrals shall be reduced by the Plan Administrator as necessary if it is later determined, after Deferrals are made under the Plan and after additional deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law, that all such total deferrals will exceed one hundred percent (100%) of the cash compensation of the Participant available under Section 4.1(a). Changes to payroll withholdings that affect the amount of compensation being deferred to the Plan shall be allowed only to the extent permissible under Section 409A of the Code.

4.2	Filing Requirements of Deferred Compensation Elections.
Subject to the following provisions of this Section, during an annual enrollment period established by the Plan Administrator in any Plan Year, an Eligible Executive described in Section 3.1 may elect, subject to Section 4.1 above, to defer a portion of his or her Base Salary that is otherwise earned and payable in the next Plan Year and/or all or a portion of his or her Annual Cash Incentive or Commissions otherwise earned in the next Plan Year and payable in that Plan Year or in the first calendar quarter of the subsequent Plan Year by submitting a Deferred Compensation Election during such annual enrollment period. If an Executive becomes an Eligible Executive after October 1 (or such later date as prescribed by the Plan Administrator) in any calendar year, he or she may not make a Deferred Compensation Election for Base Salary, Annual Cash Incentive or Commissions earned in the next Plan Year.
A Participant shall submit a Deferred Compensation Election in the manner specified by the Plan Administrator and a Deferred Compensation Election that is not timely filed shall be considered void and have no effect. If a Participant does not file a Deferred Compensation Election applicable to his or her Base Salary, Annual Cash Incentive or Commissions earned in a Plan Year on or before the close of the applicable annual enrollment period (or such later date prescribed by the Plan Administrator), the Participant shall be deemed to have elected not to make a Deferred Compensation Election for such Plan Year. The Plan Administrator shall establish procedures that govern deferral elections under the Plan, including the ability to make separate elections for Base Salary, Annual Cash Incentive or Commissions, and any other cash remuneration payable to the Participant that the Committee or Plan Administrator permits a Participant to defer under the Plan.
Subject to the provisions of this Article, an Eligible Executive must file a new Deferred Compensation Election for each Plan Year that the Eligible Executive is eligible to participate in the Plan if the Eligible Executive intends to make a deferral under the Plan for such Plan Year.

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4.3	Modification or Revocation of Election by Participant.

(a)
A Participant’s Deferred Compensation Election for a Plan Year shall become irrevocable as of the close of business on the date established by the Plan Administrator, but not later than the last day of the calendar year preceding the Plan Year in which such Base Salary, Annual Cash Incentive or Commissions applicable to that election is earned, and shall become effective as of the first day of the Plan Year in which such Base Salary and/or Annual Cash Incentive or Commissions is earned.

Notwithstanding the foregoing, the Plan Administrator may cancel a Participant’s Deferred Compensation Elections for the balance of a Plan Year if the Participant submits evidence of an unforeseeable emergency (as defined in the Universal 409A Definition Document) to the Plan Administrator. Any Base Salary, Annual Cash Incentive, Commissions or other cash remuneration which would have been deferred pursuant to that cancelled Deferred Compensation Election shall be paid to the Eligible Executive as if he or she had not made that election.
A Participant may revoke or change a Deferred Compensation Election any time prior to the date such election becomes irrevocable. Any such change or revocation shall be made in a form and manner determined by the Plan Administrator. Under no circumstances may a Participant’s Deferred Compensation Election be made, modified or revoked retroactively.

(b)
If a Participant’s Deferred Compensation Election applicable to his or her Base Salary and/or Annual Cash Incentive or Commissions is cancelled for a Plan Year, he or she will not be permitted to elect to make Deferrals again until the next Plan Year.

(c)
If a Participant ceases to be an Executive after the date a Deferred Compensation Election becomes effective but continues to be employed by the Company or an Affiliate, he or she shall continue to be a Participant and his or her Deferred Compensation Election currently in effect shall remain in force, but such Participant shall not be eligible to make any further Deferred Compensation Elections until such time as he or she shall once again become an Eligible Executive.

(d)	Notwithstanding anything in the Plan to the contrary, if an Eligible Executive:

i.
receives a withdrawal of deferred cash contributions on account of hardship from any plan which is maintained by the Company or an Affiliate and which meets the requirements of Section 401(k) of the Code (or any successor thereto); and

ii.	is precluded from making contributions to such 401(k) plan for at least six (6) months after receipt of the hardship withdrawal, the Eligible Executive’s Deferred Compensation Election with respect to Base Salary, Annual Cash Incentive or Commissions in effect at that time shall be cancelled. Any Base Salary, Annual Cash Incentive or Commissions payment which would have been deferred pursuant to that Deferred Compensation Election but for the application of this Section 4.3(d) shall be paid to the Eligible Executive as if he or she had not made that election.

4.4	Company Contributions and Other Deferrals.

(a)
Company Contributions - Restoration of Lost Matching Contribution. The amount of Lost Matching Contributions credited under the Plan on a Participant’s behalf each calendar year shall be equal to (i) minus (ii) where:

i.	is the total Qualified Future Fund Matching Contribution that would have been allocated on the Participant’s behalf under Future Fund, without giving effect to any

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reductions or limitations required by Sections 401(a)(17), 401(k), 402(g) and/or 415 of the Code, for the Plan Year based on the aggregate of the Participant’s Elective Deferrals to Future Fund, his or her deferrals to any other qualified defined contribution plan maintained by the Company or an Affiliate, and his or her Deferral under Section 4.1 for the Plan Year, disregarding, in all cases, any deferrals made with respect to Base Salary, Annual Cash Incentives and Commissions otherwise payable prior to the first payroll period commencing in the month following date the Participant’s completion of one (1) Year of Service; and

ii.
If the Participant is eligible to contribute to Future Fund (whether pre-tax or after-tax) during the Plan Year, the actual matching contributions made on the Participant’s behalf to Future Fund or any other qualified defined contribution plan maintained by the Company or any Affiliate for that Plan Year.

In addition, if the Participant is not eligible to contribute to Future Fund during the Plan Year but is eligible to contribute to another qualified defined contribution plan (whether pre-tax or after-tax) maintained by the Company or an Affiliate during that Plan Year, the amount under this clause (ii) shall equal, unless otherwise provided by the Committee, the maximum amount of matching contributions the Participant would have received under the provisions of Future Fund for that Plan Year had he or she been eligible to contribute to Future Fund during that Plan Year, based on his or her Base Salary and/or Annual Cash Incentive or Commissions otherwise earned and payable in that Plan Year, and his or her contributions to such other qualified defined contribution plan for that Plan Year had been made to Future Fund.
Notwithstanding the foregoing, for purposes of determining the Lost Matching Contributions to be credited under this Section 4.4(a), Years of Service with respect to a Participant employed by Red Oak Sourcing, LLC, the limited liability corporation formed pursuant to the Framework Agreement between CVS Pharmacy, Inc. and Cardinal Health 110 Inc., dated December 10, 2013 (“Cardinal”), who immediately prior to becoming employed by Red Oak Sourcing, LLC was employed by Cardinal, shall include the period of such Participant’s employment rendered with Cardinal.
Lost Matching Contributions shall be credited under this Section 4.4(a) with respect to a Participant who made a Bonus Deferral Contribution election under the Omnicare, Inc. Deferred Compensation Plan with respect to the 2016 Plan Year but such Lost Matching Contributions shall be subject to the Participant’s distribution election and the distribution provisions of the Omnicare, Inc. Deferred Compensation Plan in effect on the date of such Participant’s election.
Notwithstanding anything in the Plan to the contrary, a Participant shall not be eligible to receive a Lost Matching Contribution following the Participant’s Termination of Employment.
(b)    LTIP Deferrals.
At the sole discretion of the Committee, all or a portion of a Participant’s cash award under the LTIP may be deferred under the Plan. Such election shall be made in accordance with the procedures established by the Plan Administrator. The deferral election applicable to an LTIP cash award shall be made prior to the close of the calendar year preceding the first day of the performance period applicable to that award. Notwithstanding the foregoing, such election shall become irrevocable as of the close of business of the last day of the calendar year preceding the first day of the performance period applicable to that award. However, if such award meets the definition of performance-based compensation (as defined under Treas. Reg. Section 1.409A-1(e) and any subsequent guidance), the Plan Administrator may permit such election to be made in accordance with the provisions under Treas. Reg.

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Section 1.409A-2(a)(8) and subsequent guidance. Notwithstanding anything in the Plan to the contrary, a previously submitted deferral election of a Participant’s cash award under the LTIP shall be disregarded following the Participant’s Termination of Employment.
(c)    Cash Retention Award Deferrals.
At the sole discretion of the Committee and subject to the procedures established by the Plan Administrator, an Eligible Executive may elect to defer all or a portion of a cash retention award that may be otherwise paid under a cash retention program maintained by the Company or an Affiliate. The deferral election applicable to such cash retention award shall be made in accordance with the provisions of Treasury Regulations Section 1.409A-2(a)(5). Notwithstanding anything in the Plan to the contrary, a previously submitted deferral election of a Participant’s cash retention award shall be disregarded following the Participant’s Termination of Employment.

4.5	Deferral and Contribution Timing.
Base Salary Deferrals will be credited to the Account of each Participant as of the date of the pay check from which the deferral was withheld. A Participant whose employment terminates during a payroll period will cease deferral withholding effective as of the first day of the following payroll period.
Annual Cash Incentive Deferrals and Commission Deferrals will be credited to the Account of each Participant as of the day on which such Annual Cash Incentive or Commissions, whichever is applicable, otherwise would have been paid to the Participant in cash.
Company Contributions for the Restoration of Lost Matching Contribution pursuant to Section 4.4(a) above will generally be credited to the Participant’s Company Account as of the day on which said Lost Matching Contribution would otherwise have been credited to the Participant’s account under Future Fund (generally following one Year of Participation Service).
LTIP deferrals shall be credited to the Account of the Participant at the time designated by the Plan Administrator.
Cash retention awards Deferrals will be credited to the Account of the Participant as of the day on which such cash retention award otherwise would have been paid to the Participant in cash.

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ARTICLE V– ACCOUNTS

5.1	Establishment of Bookkeeping Accounts.
Separate bookkeeping accounts shall be maintained for each Participant. Said accounts (or subaccount(s) thereof) shall be credited with the deferrals and contributions made by or on behalf of the Participant pursuant to the Plan and credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to this Article of the Plan.

5.2	Subaccounts.
Within each Participant’s bookkeeping account, separate subaccount(s) shall be maintained to the extent necessary for the administration of the Plan. Generally, subaccount(s) will be set up for each year, for each Deferred Compensation Election the Participant makes, and for the Company Contribution credited each year on behalf of a Participant.

5.3	Hypothetical Nature of Accounts.
The accounts established under this Article shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that hypothetical gains or losses on the deferrals or contributions made to the Plan can be credited (or charged, as the case may be).
Neither the Plan nor any of the accounts, or subaccount(s), established hereunder shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. The Company, an Affiliate, the Board, the Committee, or any other person shall not be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company, an Affiliate, the Board, the Committee, the Plan Administrator, or any other person and a Participant or any other person.

5.4	Vesting.
Deferral Account. A Participant shall be one hundred percent (100%) vested in his or her Deferral Account and Grandfathered Deferral Account at all times. A Participant shall be one hundred percent (100%) vested in the LTIP deferrals credited on his or her behalf pursuant to Section 4.4(b) and any cash retention award deferrals credited on his or her behalf pursuant to Section 4.4(c).
Company Account. A Participant shall be one hundred percent (100%) vested in his or her Company Account and Grandfathered Company Account at all times.

5.5	Deferral Crediting Options.
Deferral Crediting Options are similar to investment choices in a qualified defined contribution plan, except that they are hypothetical in nature and no funds are actually held in the Plan. Deferral Crediting Options determine the hypothetical gain or loss to be reflected in the Participant Accounts and shall be elected by Participants in the manner determined by the Plan Administrator.
The Deferral Crediting Options offered to Participants are determined by the Plan Administrator at its sole discretion. The Plan Administrator specifically retains the right to change the Deferral Crediting Options at any time, in its sole discretion.
In the event the Plan Administrator designates more than one Deferral Crediting Option, each Participant shall electronically submit a Deferral Crediting Option election during each annual

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enrollment period, which shall be used to measure the hypothetical investment performance of his or her Accounts, within such time period and on such form as the Plan Administrator may prescribe. The designation of a Deferral Crediting Option shall not require the Company to invest or earmark their general assets in any manner. If a Participant fails to make a Deferral Crediting Option, his or her Accounts shall be deemed invested in a Deferral Crediting Option as determined by the Plan Administrator.
A Participant may change his or her election of a Deferral Crediting Option used to measure the hypothetical investment performance of his or her Account balance within such time periods and in such manner prescribed by the Plan Administrator. The election shall be effective as soon as administratively practicable after the date on which the election is submitted in the manner specified by the Plan Administrator.
Any amounts added to or subtracted from a Participant’s Account on any given Valuation Date will be converted to hypothetical unit equivalents (“HypotheticalUnits”) with a value per Hypothetical Unit (“Unit Price”) based on the daily closing price on said date (“Unit Price”) for any given Deferral Crediting Option.

5.6	Hypothetical Gains or Losses.
Any hypothetical dividends, capital gains and any other income or unit activity will be reflected in the Deferral Crediting Options. The timing of these will be the same as for the funds on which each Deferral Crediting Option is based.
The gain or loss on Participant Accounts will be calculated each Valuation Date. The Unit Price shall determine each Deferral Crediting Option’s hypothetical value, based on the number of units within the Account for any given Deferral Crediting Option. Account balances on a given day will be based on the previous day’s New York Stock Exchange closing price.

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ARTICLE VI– DISTRIBUTION OF ACCOUNT

6.1	Distribution Elections – Timing of Payment.

(a)
Subject to the limitations set forth in this Article VI, each time a Participant makes a Deferred Compensation Election with respect to a Plan Year beginning on or after January 1, 2016, the Participant shall designate on that applicable Deferred Compensation Election, separately for Participant deferrals and Company Contributions, as adjusted pursuant to Article V, that the distribution of such deferrals shall be made or commence, as the case may be, pursuant to Section 6.6, as of (i) the Participant’s Retirement; or (ii) a Specific Future Year not later than the Plan Year in which the Participant attains age seventy-one (71).

A Participant may choose different options with respect to each Deferred Compensation Election. A Participant may not change the election made pursuant to the provisions of this Section 6.1, except as otherwise provided in Section 6.7 below.

i.
Retirement. The distribution of the portion of a Participant’s Deferral or Company Account (or subaccount(s)) that is deferred to Retirement under this Section shall commence on the first business day in the January next following his or her Retirement, pursuant to the provisions of Section 6.6, provided, however, that with respect to a Participant who is a Specified Employee as of the date of his or her Retirement, payment of any portion of his or her Deferral or Company Account (or any subaccount(s) thereof) that is subject to Section 409A of the Code will be delayed until the first business day of the seventh (7th) month following the date such Retirement occurs.

ii.
Specific Future Year. In the event a Participant elects to have the distribution of such deferrals made or commence as of a Specific Future Year, subject to rules established by the Plan Administrator, the deferral period must be at least five (5) Plan Years. The distribution of the portion of a Participant’s Deferral or Company Account (or subaccount(s)) that is deferred to a Specific Future Year shall commence on the first business day of January in that specific year pursuant to the provisions of Section 6.6.

(b)
Company Contributions shall be distributed pursuant to the Participant’s distribution election. In the event a Participant has not made a distribution election for the Company Contributions for that Plan Year, such distribution shall mirror his or her distribution election made with respect to his or her Base Salary Deferral or Annual Cash Incentive or Commissions Deferral for that Plan Year, if any, in such order; otherwise, such distribution shall be made at the Participant’s Retirement.

6.2	Disability Distributions.
Notwithstanding the foregoing, if a Participant has a Termination of Employment because he or she has become Disabled, as determined by the Plan Administrator, such Participant will receive the balance of his or her Deferral Account and Company Account paid out in five (5) annual substantially equal installments with the first payment to be made within seventy-five (75) days from the date of the Participant’s Termination of Employment. Subsequent annual payments will be paid as of the first business day in January of each subsequent year of the installment period.

6.3	Distributions in the Event of Death.
Notwithstanding the foregoing, in the event of a Participant’s death, the Participant’s Beneficiary will receive the remaining balance of the Participant’s Deferral Account and Company Account paid in two (2) annual installments with the first payment to be made within seventy-five (75) days of the

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Participant’s date of death. The second annual payment will be paid as of the first business day in January of the subsequent calendar year.

6.4	Distributions Upon Termination of Employment Other Than Retirement, Death or Disability.
Notwithstanding the foregoing, in the event a Participant incurs a Termination of Employment from the Company and all Affiliates for any reason other than Retirement, death or Disability, said Participant will receive his or her entire Deferral Account and Company Account balance in a single lump sum payment. Such payment shall be made within seventy-five (75) days of the date the Participant’s Termination of Employment occurs; provided, however, that with respect to a Participant who is a Specified Employee as of the date of his or her Termination of Employment for reasons other than death, payment of any portion of his or her Deferral or Company Account (or any subaccount(s) thereof) pursuant to the provisions of this Section 6.4 will be delayed until the first business day of the seventh (7th) month following the date such Termination of Employment occurs.

6.5	Change in Control.
Notwithstanding the foregoing provisions of this Article VI, upon the occurrence of a Change in Control, a Participant who has a valid change in control election(s) in effect shall automatically receive the balance of his or her Deferral Account and Company Account related to that election, in cash, in a single lump sum payment. Such lump sum payment shall be paid within forty-five (45) business days after the Change in Control occurs. If such Participant dies after such Change in Control event occurs, but before receiving such payment, it shall be made to his or her Beneficiary.

6.6	Form of Payment.

(a)
Installments. Subject to the limitations set forth in Article VI, distributions will be made in annual (or quarterly, if the election was made prior to October 1, 2008) installments, as elected by the Participant, for up to, and including, ten (10) years (fifteen (15) years for an election made prior to October 1, 2008). The initial installment of an annual or quarterly payment stream will begin as of the first business day of the January (a) next following the Participant’s date of Retirement or (b) of the Specific Future Year, as the case may be, in accordance with the provisions of set forth in Section 6.1. Subsequent annual or quarterly payments will be as of the first business day of each subsequent calendar year or quarter of the installment period.

Each installment will be equal to a fraction of the Account balance (or subaccount(s) thereof) as of the date the installment is paid, with the numerator of the fraction being “1” and the denominator being the number of payments remaining in the payment schedule.
Notwithstanding the foregoing provisions of this paragraph (a), if a Participant dies before receiving payment of the entire balance of his or her Deferral and Company Accounts under the provisions of this Section, the remaining value of such Accounts shall be payable to his or her Beneficiary in accordance with the provisions of Section 6.9.

(b)
Lump sum. A Participant may elect distribution in the form of a single lump sum payment. Except for Specified Employees, distribution shall be made as of the first business day of the January (a) next following the Participant’s date of Retirement or (b) of the Specific Future Year, as the case may be, in accordance with the provisions of set forth in Section 6.1.

(c)
Distributions to a Participant made pursuant to Section 6.1 will occur pursuant to the Participant’s payment elections at the time he or she submits the applicable Deferred Compensation Election. A Participant may choose different forms of payment with respect to each Deferred Compensation Election. Company Contributions, adjusted pursuant to

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Article V, shall be distributed pursuant to the Participant’s form of payment election made with respect to his or her Company Contributions for that year. If the Participant has not made an election with respect to his or her Company Contributions, the portion of his or her Company Account attributable to such Company contributions will be distributed in accordance with his or her form of payment election with respect to his or her Base Salary Deferral, Annual Cash Incentive or Commissions Deferrals for that year, if any, in that order; otherwise payment will be made in a lump sum payment. In the absence of an election of the form of payment by a Participant on a Deferred Compensation Election, the portion of the Participant’s Account deferred pursuant to that Deferred Compensation Election, adjusted pursuant to the provisions of Article V, shall be paid in a single lump sum.

(d)	A Participant shall not change his or her form of payment election, except as otherwise provided in Section 6.7 below.

6.7	Change of Distribution Election.

(a)
In accordance with such procedures as the Plan Administrator may prescribe, a Participant may elect to change his or her Specific Future Year election under Section 6.1(a)(ii) with respect to a portion of his or her Deferral Account (or an Interim Distribution date election applicable to a portion of his or her Deferral Account or Company Account made pursuant to the provisions of the Plan as in effect prior to December 31, 2008) to a later Specific Future Year (or, if applicable, a later Interim Distribution date) by duly completing, executing and filing with the Plan Administrator a new Specific Future Year election (or Interim Distribution date election) applicable to such Deferrals, subject to the following limitations:

i.
such election must be made at least twelve (12) months prior to the Specific Future Year (or Interim Distribution date) then in effect with respect to that portion of his or her Deferral or Company Account (or subaccount(s) thereof), and such election will not become effective until at least twelve (12) months after the date on which the election is made; and

ii.	the new Specific Future Year (or Interim Distribution date) shall be a calendar year that is not less than five (5) years from the Specific Future Year (or Interim Distribution date) then in effect.
Notwithstanding the foregoing, a Participant may elect to delay his or her distribution from an elected Specific Future Year to the later of Retirement or a new Specific Future Year that is at least five (5) years from the Specific Future Year then in effect, provided the election is made in accordance with the foregoing provisions of this Section 6.7(a). A Participant may elect to delay his or her distribution from an elected Specific Future Year (or Interim Distribution date) pursuant to this Section 6.7(a) more than once, provided that all such elections comply with the provisions of this Section 6.7(a).

(b)
In accordance with such procedures as the Plan Administrator may prescribe, a Participant may elect to delay the payment of a portion of his or her Deferral or Company Account (or any subaccount(s) thereof) scheduled to be paid at his or her Retirement to his or her Retirement plus five (5) calendar years by duly completing, executing and filing with the Plan Administrator a new Retirement election applicable to such deferrals; provided, however such election must be made at least twelve (12) months prior to Retirement and shall not become effective until at least twelve (12) months after the date on which the election is made.

(c)	In accordance with such procedures as the Plan Administrator may prescribe, a Participant may elect to change the form of payment election under Section 6.6 applicable to his or her

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distribution under Section 6.1(a)(i) or (ii) by duly completing, executing and filing with the Plan Administrator a new form of payment election applicable to such deferrals, subject to the following limitations:

i.
such election must be made at least twelve (12) months prior to the Specific Future Year then in effect with respect to that portion of his or her Deferral or Company Account (or subaccount(s) thereof), and such election will not become effective until at least twelve (12) months after the date on which the election is made; and

ii.
the distribution of that portion of his or her Deferral or Company Account (or subaccount(s) thereof) shall be deferred for five (5) years from the date such amount would otherwise have been paid absent this election.

(d)
It is the Company's intent that the provisions of Sections 6.7(a), (b) and (c) comply with the subsequent election provisions in Section 409A(a)(4)(C) of the Code, related regulations and other applicable guidance, and this Section 6.7 shall be interpreted accordingly. The Plan Administrator may impose additional restrictions or conditions on a Participant's ability to make an election pursuant to this Section 6.7. For avoidance of doubt, a Participant may not elect to alter the distribution of any portion of his or her Deferral or Company Accounts (or any subaccount(s) thereof) from Retirement to a Specific Future Year or, except as provided in paragraph (a) above, from a Specific Future Year to Retirement.

6.8	Account Valuation upon a Distribution.
With respect to a distribution made pursuant to this Article, the Valuation Date of a Participant’s Account shall be the day immediately preceding the Distribution Date.

6.9	Designation of Beneficiary.
Each Participant shall have the right to designate a Beneficiary to receive payment of his or her Account in the event of death. Any such designation may be changed at any time by executing and submitting (either by hand or electronic submission) a new designation on a form prescribed by the Plan Administrator.

6.10	Unclaimed Account.
If the Plan Administrator is unable to locate a Participant or Beneficiary to whom an Account is payable, such Account may be forfeited to the Company upon the Plan Administrator’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture, the Participant or Beneficiary to whom such Account is payable makes a valid claim, such forfeited Account shall be restored to the Plan and paid by the Company.

6.11	Hardship Withdrawals.
A Participant may apply in writing to the Plan Administrator for, and the Plan Administrator may grant, a hardship withdrawal of all or any part of a Participant’s Deferral or Company Account if the Plan Administrator, in its sole discretion, determines that the Participant has incurred an Unforeseeable Emergency, as defined in the Universal 409A Definition Document.
The Plan Administrator shall determine whether an event qualifies as a hardship within this Section, in its sole and absolute discretion. Such request shall be made in a time and manner determined by the Plan Administrator. The payment made from a Participant’s Deferral or Company Account (or any subaccount(s) thereof) pursuant to the provisions of this Section 6.11 shall not be in excess of the amount necessary to meet such financial hardship of the Participant, including amounts necessary to pay any federal, state or local income taxes with respect to the payment and shall not be available unless all other financial resources of the Participant have been exhausted. Payment

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shall be made in the month following the date the Plan Administrator determines that the Participant has incurred an unforeseeable severe financial hardship and grants the right to a withdrawal pursuant to this Section 6.11.

6.12	Distribution of Grandfathered Deferral Account and the Grandfathered Company Account.
Notwithstanding the foregoing provisions of this Article VI, the distribution from a Participant’s Grandfathered Deferral Account and Grandfathered Company Account (or subaccount(s)) shall be made pursuant to the provisions of the Plan as set forth on October 3, 2004, without regard to any amendments after October 3, 2004 which would constitute a material modification for Section 409A of the Code, as modified in Appendix A attached hereto.

ARTICLE VII – ADMINISTRATION

7.1	Plan Administrator.
The Plan shall be administered by the Deferred Compensation Plans Committee, appointed by the Committee as Plan Administrator. The Plan Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Plan Administrator may delegate to others certain aspects of the management and operations of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

7.2	General Powers of Administration.
The Plan Administrator shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Plan Administrator or such other party as is authorized under the terms of any grantor trust on all matters shall be final, binding and conclusive on all persons to the extent permitted by law. The Plan Administrator shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Plan Administrator shall have the duty and power to interpret the Plan and determine all questions that may raise hereunder as to the status and rights of Employees, Participants, Beneficiaries, and any other person. The Plan Administrator may exercise the powers hereby granted in its sole and absolute discretion. No member of the Deferred Compensation Plans Committee shall be personally liable for any actions taken by the Plan Administrator unless the member’s action involves gross negligence or willful misconduct.

7.3	Costs of Administration.
The costs of administering the Plan shall be borne by the Company unless and until the Participant receives written notice of the imposition of such administrative costs; with such costs to begin with the next Plan Year and none may be assessed retroactively for prior Plan Years.
Such costs shall be charged against the Participant’s Account and shall be uniform or proportional for all Participants. Such costs shall not exceed the standard rates for similarly designed nonqualified plans under administration by high quality third party administrators at the time such costs are initially imposed and thereafter.

7.4	Indemnification.

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The Company shall indemnify each director, officer or employee of the Company or any Affiliate and each member of the Committee and Deferred Compensation Plans Committee, including any subcommittee or delegates thereof, against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct, as a result of the fact that he or she is or was serving the Plan in any capacity at the request of the Company.
7.5409A Compliance.
With respect to the accounts subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code and the regulations thereunder, and the Plan shall be operated accordingly. Regardless of, and superseding any other provision of the Plan to the contrary, if any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

ARTICLE VIII– CLAIMS PROCEDURE

8.1	Claims.
A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Senior Vice President, Compensation and Benefits, at the Company’s then principal place of business.

8.2	Claim Decision.
Upon receipt of a claim, the Plan Administrator or its delegate shall review and determine the claim within ninety (90) days. If the Plan Administrator determines that additional time is needed to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial ninety (90)-day period. The notice of extension will provide the date by which the Plan Administrator expects to make a decision.
If the claim is denied in whole or in part, the Plan Administrator shall notify the Claimant in writing of the following:

(a)	The reason or reasons for such denial;

(b)	The pertinent provisions of the Plan;

(c)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(d)	The time limits for requesting a review under this Section.

8.3	Request for Review/Appeal.
Within sixty (60) days after the receipt by the Claimant of the initial written notice of a denial, the Claimant may request in writing that the initial determination be reviewed. Such request must be addressed to the Senior Vice President, Compensation and Benefits, at the Company’s then principal place of business. The Claimant or his or her duly authorized representative may, but need not, submit issues and comments in writing for consideration by the Appeals Committee, a subcommittee of the Deferred Compensation Plans Committee. If the Claimant does not request a review of the initial determination within such sixty (60)-day period, he or she shall be barred and stopped from challenging the Plan Administrator’s initial determination.

8.4	Review of Decision.
Within sixty (60) days after the Plan Administrator’s receipt of a request for review, the Appeals Committee of the Plan Administrator will review the Plan Administrator’s initial determination. After considering all materials presented by the Claimant, the Appeals Committee will render a written decision, setting forth the reasons for the decision and containing references to the pertinent provisions of the Plan. If the Appeals Committee requires an extension of the sixty (60)-day time period, the Appeals Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

8.5	Time Limit for Bringing Legal Action.
Any legal action by the Claimant must be brought within ninety (90) days following the date of the decision on the final review under Section 8.4 above.

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ARTICLE IX– MISCELLANEOUS

9.1	Not Contract of Employment.
The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or an Affiliate and any person and shall not be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or an Affiliate or to restrict the right of the Company or an Affiliate to discharge any person at any time nor shall the Plan be deemed to give the Company or an Affiliate the right to require any person to remain in the employ of the Company or an Affiliate or to restrict any person’s right to terminate his or her employment at any time.

9.2	Non-Assignability of Benefits.
No Participant, Beneficiary or distributees of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and nontransferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributees for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

9.3	Withholding and Deduction and Taxes.
All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law. The Company may require that the Participant or Beneficiary making a deferral or receiving payments pay to the Company the amount of any federal, state or local taxes, if any, that the Company or any Affiliate is required to withhold with respect to such deferrals or payments or the Company or any Affiliate may deduct from other wages paid by the Company or any Affiliate the amount of any withholding taxes due with respect to such deferrals or payments. A Participant or Beneficiary shall be solely responsible for any tax consequences related to deferrals or payments made under the Plan. The Company shall have no obligation to make any payment under the Plan until the Company’s or any Affiliate’s tax withholding obligations have been satisfied by the Participant or Beneficiary.

9.4	Amendment and Termination.
The Committee or its delegate may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to his or her Account without the Participant’s consent. To the extent consistent with the rules relating to plan terminations and liquidations in Treas. Reg. Section 1.409A-3(j)(4)(ix) or otherwise consistent with Section 409A of the Code, the Committee, in its sole discretion, may terminate the Plan and any related Deferred Compensation Election at any time and in that event the Committee may provide that, without the prior written consent of Participants, the Participants’ Accounts shall be distributed in a single cash lump sum upon termination of the Plan. Unless so distributed in accordance with the preceding sentence, in the event of a Plan termination, the Plan Administrator shall continue to maintain the Participants’ Accounts until distributed pursuant to the terms of the Plan and Participants shall remain one hundred percent (100%) vested in all amounts credited to their Accounts. In the event of a Plan termination, the distribution of a Participant’s Grandfathered Deferral Account and Grandfathered Company Account shall be made pursuant to the provisions of the Plan as set forth on October 3, 2004, without regard to any amendments after October 3, 2004 which would constitute a material modification for Section 409A of the Code, as modified in Appendix A attached hereto.

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9.5	Compliance with Securities and Other Laws.
Notwithstanding any Plan provision to the contrary, the Committee may at any time impose such restrictions on the Plan and participation therein, including limiting the amount of any deferral or the timing thereof, as the Committee may deem advisable from time to time in order to comply or preserve compliance with any applicable laws, including any applicable state and federal securities laws and exemptions from registration available thereunder.

9.6	No Trust Created.
Nothing contained in the Plan and no action taken pursuant to its provisions by the Company or any person, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and the Participant, Beneficiary, or any other person.

9.7	Unsecured General Creditor Status of Employee.
The payments to the Participant, Beneficiary or any other distributees hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. No person shall have or acquire any interest in any such assets by virtue of the provisions of the Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, Beneficiary or other distributees acquire a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
In the event that, in its discretion, the Company purchases an insurance policy, or policies, insuring the life of the Employee, or any other property, to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, Beneficiary or other distributee shall have or acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and, may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation of the Company hereunder. An Employee’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to a Participant.

9.8	Limitation.
A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of his or her Account, and neither the Company nor the Committee or the Plan Administrator shall be liable or responsible therefor.

9.9	Payment to Minors and Incompetents.
If any Participant, spouse, or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Administrator or is adjudicated to be legally incapable of giving a valid receipt and discharge for such benefits, the benefits will be paid to the person or entity as the Plan Administrator determines has been appointed or established to receive such payment on behalf of such person. Such payment shall, to the extent made, be deemed a complete discharge of any payment obligation under the Plan.

9.10	Acceleration of or Delay in Payments.
The Plan Administrator, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4) and any subsequent guidance. The Plan Administrator

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may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A- 2(b)(7) and any subsequent guidance.

9.11	Severability.
If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

9.12	Governing Laws.
All provisions of the Plan shall be construed in accordance with the laws of Rhode Island, except to the extent preempted by federal law.

9.13	Binding Effect.
The terms of the Plan shall be binding on each Participant and his or her heirs and legal representatives and on the Company and its successors and assigns.

APPENDIX A– PROVISIONS APPLICABLE TO A PARTICIPANT’S GRANDFATHERED DEFERRAL ACCOUNT AND GRANDFATHERED COMPANY ACCOUNT
This Appendix A constitutes an integral part of the Plan and is applicable with respect to the Grandfathered Deferral Account and the Grandfathered Company Account of those individuals who were Participants in the Plan on December 31, 2004. The Grandfathered Deferral Account and Grandfathered Company Account are subject to all the terms and conditions of the Plan as set forth on October 3, 2004, without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Section 409A of the Code, as modified below. Section references in this Appendix A correspond to appropriate Sections of the Plan as set forth on October 3, 2004.
ARTICLE I – DEFINITIONS
Section 2.15 - Company Account means the Participant’s Grandfathered Company Account as set forth in Section 2.28.
Section 2.19 - Deferral Account means the Participant’s Grandfathered Deferral Account as set forth in Section 2.29 of the foregoing provisions of the Plan.
For purposes of a Participant’s Grandfathered Deferral Account and Grandfathered Company Account, the term Change in Control shall have the meaning set forth in the 1997 Incentive Compensation Plan as in effect on October 3, 2004.
ARTICLE IV – DEFERRALS AND COMPANY CONTRIBUTIONS
The provisions of Section 4.03 shall continue to apply to a Participant’s Grandfathered Deferral Account, Grandfathered Company Account and amounts transferred from the Melville Deferred Compensation Plan that were vested on or earlier than December 31, 2004.
ARTICLE V – MAINTENANCE OF ACCOUNTS

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The provisions of Section V as set forth in the foregoing provisions of the Plan as amended and restated effective as of December 31, 2008 shall be applicable to a Participant’s Grandfathered Deferral Account and Grandfathered Company Account on and after January 1, 2009.
ARTICLE VI – PAYMENT OF BENEFIT
For purposes of this Article VI - Payment of Benefit, the term “termination of employment” or any other similar language means with respect to a Participant the complete cessation of providing service to the Company and any Affiliate as an employee.

6.2.	Form of Payment
Effective on or after October 1, 2008, a Participant shall not elect installments in excess of ten (10) years or quarterly installments.

6.3.	Disability Distributions
A Participant shall be entitled to distribution under this Section if such Participant becomes “Disabled” as such term is defined under Section 6.03 of the Plan.

6.6.	Change of Distribution Election
On and after January 1, 2009, a change in a Specific Future Year distribution date or an Interim distribution date shall be effective only if the new Specific Future Year distribution date or an Interim distribution date is not less than five (5) years later then the date in effect prior to the change election.

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APPENDIX B – PROVISIONS APPLICABLE TO A PARTICIPANT’S ACCOUNT
TRANSFERRED FROM THE LONGS DRUG STORES CORPORATION
DEFERRED COMPENSATION PLAN OF 1995

This Appendix B constitutes an integral part of the Plan and is applicable solely with respect to the accounts transferred to the Plan from the Longs Drug Stores Corporation Deferred Compensation Plan of 1995 (the “Longs Plan”).

The amounts transferred to the Plan from the Longs Plan consists solely of benefits accrued and vested under the Longs Plan on or before December 31, 2004 (including any permitted adjustments) and are ‘grandfathered’ for purposes of Section 409A of the Internal Revenue Code (the “Code”).

Except as otherwise provided below, the Participant’s Grandfathered Transferred Longs Account (as defined below) shall be subject to all the terms and conditions of the Longs Plan as set forth on October 3, 2004, without regard to any amendments after October 3, 2004 which would constitute a material modification for Code Section 409A.

1. The term “Grandfathered Transferred Longs Account” means the bookkeeping account (or subaccount(s) thereof) maintained for each Participant to record the amount transferred to the Plan from the Longs Drug Stores Corporation Deferred Compensation Plan of 1995, as adjusted pursuant to the provisions of Section 5.06 of the Plan.

2. The provisions of Section 5.05 as set forth in the foregoing provisions of the Plan shall be applicable to a Participant’s Grandfathered Transferred Longs Account.

3. The provisions of Section 5.06 as set forth in the foregoing provisions of the Plan shall be applicable to a Participant’s Grandfathered Transferred Longs Account.”

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APPENDIX C – PROVISIONS APPLICABLE TO A PARTICIPANT’S ACCOUNT UNDER THE OMNICARE, INC. DEFERRED COMPENSATION PLAN

This Appendix C constitutes an integral part of the Plan and is applicable with respect to a Participant’s Account (“Omnicare Account”) under the Omnicare, Inc. Deferred Compensation Plan, effective January 1, 2017. The Participants’ Omnicare Accounts are subject to all the terms and conditions of the Omnicare Plan as set forth on January 1, 2013. Section references in this Appendix C correspond to appropriate Sections of the Omnicare Plan as set forth on January 1, 2013.

The notional amounts transferred to the Plan from the Omnicare Plan consists solely of benefits accrued and vested under the Omnicare Plan on or before December 31, 2016 and shall be subject to all the terms and conditions of the Omnicare Plan as set forth on January 1, 2013.

Article 2:     Participation

Effective December 31, 2016, there shall be no new Participants in the Plan.

Article 3:     Contributions & Deferral Elections

3.1    Elections to Defer Compensation.

Effective December 31, 2016 there shall be no new Elections to defer Compensation.

3.2    Company Contributions.

Effective December 31, 2016 there shall be no Discretionary Company Contributions or Company Matching Contributions.

3.3    Investment Elections.

Effective January 1, 2017, a Participant shall be eligible to designate the investment of his or her Omnicare Account solely in accordance with the Deferral Crediting Options of the CVS Health Corporation Deferred Compensation Plan.

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